                                                                    Exhibit 14.1

                               (CITI TRENDS LOGO)

                            CODE OF BUSINESS CONDUCT

                            CHIEF EXECUTIVE'S LETTER


Dear Fellow Associate, Director, Officer or Employee:

Citi Trends, Inc. ("Citi Trends") is proud of its strong reputation for honesty, integrity and fairness, which is extended by persons such as yourself. We cannot, and shall not, allow our reputation for these qualities to be compromised. Therefore, it is appropriate that our principles of conducting business be written for all to read and understand.

The guidelines set forth in our Code of Business Conduct are being used in an effort to define and summarize the standards and basic guiding principles to which all employees, directors and officers of Citi Trends are expected to adhere. Citi Trends' Code of Business Conduct is nothing new in basic conduct, which has already been exemplified over the years by Citi Trends' associates, directors, officers and employees. What we have here is a statement, distributed to associates, directors, officers and employees, so that we can continue to maintain and build upon our already high standards for making good business judgments.

I would like for you to read our Code of Business Conduct and refer to it as a guide for your actions and decisions. Although the Code of Business Conduct covers a wide range of business practices and procedures, we know that all situations cannot be covered, but that your exercising good judgment will protect your reputation and the reputation of Citi Trends. After your have carefully read the Code of Business Conduct, please sign the acknowledgement form on the last page and return it to Gail Oberg for our records. I am sure each of you will want to join me in building on our strong principles of business conduct.

                                        Ed Anderson
                                        Chief Executive Officer

                            CODE OF BUSINESS CONDUCT

                                TABLE OF CONTENTS

SUBJECT                                                                     PAGE

Introduction

Guidelines for Business Conduct
      -     Confidentiality                                                    2
      -     Honesty and Integrity                                              2
      -     Independence When Dealing With Suppliers                           3
      -     Receipt of Gifts                                                   3
      -     Kickbacks and Rebates                                              3
      -     Compliance with Laws, Rules and Regulations                        4
      -     Conflict of Interest                                               4
      -     Protection and Proper Use of Company Assets                        6
      -     Charitable Contributions                                           6
      -     Insider Trading                                                    6
      -     Public Disclosure                                                  7
      -     Corporate Opportunities                                            7
      -     Competition and Fair Dealing                                       7
      -     Discrimination and Harassment                                      7
      -     Health and Safety                                                  8
      -     Record-Keeping                                                     8
      -     Payments to Government Personnel                                   9
      -     Waivers of the Code of Business Conduct                            9
      -     Reporting any Illegal or Unethical Behavior; No Retaliation        9
      -     Accounting Complaints                                             10
      -     Compliance Procedures                                             10
      -     Application of Code of Business Conduct/Compliance Required       11

Exhibit A - Acknowledgment of Receipt of Code of Business Conduct

                                CITI TRENDS, INC.
                            CODE OF BUSINESS CONDUCT

INTRODUCTION

      Set forth herein is the Code of Business Conduct (the "Code") adopted by Citi Trends, Inc. (the "Company"). This Code summarizes basic guiding principles and standards of conduct to guide all associates, employees, directors and officers of the Company in meeting our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. All of our associates, employees, directors and officers must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of wrongdoing or improper behavior. Our standard has been, and will continue to be, to advance the highest standards of ethical conduct. We expect the Company's agents, consultants, contractors, suppliers and representatives to be guided by the principles and standards set forth in this Code.

      Our Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO") and other financial and accounting officers must adhere to our Disclosure Controls and Procedures Policy, which sets forth additional standards in connection with our public disclosures. If you have questions regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, you should contact the Manager of Human Resources, or follow the guidelines set forth in Section 21 of this Code.

      Every associate, employee, director and officer has a duty to adhere to this Code, and those who violate the standards in this Code will be subject to disciplinary action which may include suspension or dismissal and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. If you are involved in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 21 of this Code.

      We are committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. This Code supercedes all other such codes, policies, procedures, instructions, practices, rules or written or verbal representations concerning the subject matter of this Code to the extent they are inconsistent.

      Please sign the acknowledgment form attached hereto as Exhibit A, indicating that you have received, read, understand and agree to comply with this Code, and return the form as instructed. The signed acknowledgment form will be located in your personnel file. Each year, as part of the annual review process, officers and other appropriate personnel will be asked to sign an acknowledgment indicating their continued understanding of and compliance with the Code. In addition, periodically, you may be asked to participate in seminars, training meetings and similar activities related to reinforcing your understanding of this Code and its applicability to the Company's business.

      1.    CONFIDENTIALITY

      Associates, employees, directors and officers must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the CEO or CFO or required by laws or regulations. The disclosure of any confidential information or data concerning the business, customers, vendors, stockholders, associates, officers, or directors is prohibited. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The release of this information, either deliberately or carelessly, could be harmful to the person and to the Company. The obligation to preserve confidential information continues even after employment ends.

      Associates, employees, directors and officers are prohibited from using any confidential information, obtained directly or indirectly to further their personal interests. This applies regardless of the information, whether technical, business, financial or otherwise, and regardless of how the information was acquired. In addition, the disclosure of any passwords or codes used to gain access to any computer network or system without security authorization is prohibited under this policy and the Citi Trends Computer Security Policy.

      The Company and its employees, agents, consultants and contractors must cooperate with appropriate government inquiries and investigations. In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information. All government inquiries and requests for information, documents or investigative interviews (whether in person, by phone, email or written correspondence) must be referred to the Manager of Human Resources, who will be responsible for coordinating a response. No financial information may be disclosed without the prior approval of the CEO or CFO.

      If an associate, employee, director or officer has any doubt in regard to what is not confidential, it should be brought to the attention of the Manager of Human Resources immediately.

      2.    HONESTY AND INTEGRITY

      All associates, employees, directors and officers are obligated to perform their duties with the highest degree of honesty and integrity. Whenever an associate, employee, director or officer witnesses a dishonest act committed by a fellow associate or employee, the act should be reported to their supervisor. However, should a supervisor be involved through consent or prior knowledge, this violation should be reported to the Loss Prevention Department.

      The Company intends to investigate all reports of dishonesty. Individuals who commit dishonest acts or conspire with others to do so, will be subject to losing their employment.

      Since many associates, employees, directors and officers are required to complete and react to various internal company documents and reports, it is expected that all such records be issued with the highest degree of integrity. Associates, employees, directors and officers are prohibited from issuing or authorizing any official company documents which may be false or misleading.

      3.    INDEPENDENCE WHEN DEALING WITH SUPPLIERS

      The Company is a valuable customer to many suppliers of goods, services, and facilities. Persons desiring to do business with the Company should understand that all purchases will be made exclusively on the basis of price, quality, service and suitability to the needs of the Company. Each member of the Company's organization must be careful to avoid circumstances, which may cast a doubt upon the objectivity of that individual and upon the Company. Accordingly, no associate, employee, director or officer shall realize any personal profit or gain as a direct or indirect result of dealing with suppliers, licensees, or persons doing business with the Company.

      4.    RECEIPT OF GIFTS

      Even when gifts and entertainment are exchanged out of the purest motives of personal friendship, these gifts may be misunderstood as attempts to influence our associates, employees, directors or officers to direct corporate business to a particular supplier. In the best interest of the Company, associates, employees, directors and officers and their immediate family members should not accept a gift, prize, trip, or other favor from any one whom they are dealing with on behalf of the Company unless such gift, prize or trip is of such slight value (under $50.00) that refusal to accept would be discourteous or otherwise harmful to the Company.

      Associates, employees, directors and officers may accept unsolicited gifts of a nominal value that are perishable or consumable and would be impractical to return. Acceptance of such gifts or reasonable, insubstantial personal entertainment is permissible, but care must be taken to be sure the continuation of such conduct does not result in an undesirable obligation.

      A gift of substantial value (over $50.00) must be returned to the donor indicating that the acceptance of such gifts is contrary to our policy. The Company will pay the expense of returning such gifts. The vendor should be requested to refrain from sending such gifts in the future and encouraged to make a donation to the vendor's favorite charity in the name of the Company. In the event that an associate, employee, director or officer receives a gift of substantial value, the acceptance must be reported immediately by the associate to the Manager of Human Resources.

      Any trips, gifts, prizes, or other favors of any nature won or awarded as a result of the Company doing business with another person or firm are won by the Company, not by the associate, employee, officer, director or department, or store involved. The Manager of Human Resources must be notified immediately. Failure to report substantial gifts will result in disciplinary action up to and including discharge.

      5.    KICKBACKS AND REBATES

      Corporate purchases or sales of goods and services must not lead to associates, employees, directors, officers or their immediate families receiving personal kickbacks, rebates or improper payments. Any such offering must be reported immediately to your supervisor and the CFO, who is in turn responsible for disclosing the situation to the Audit Committee.

      6.    COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All associates, employees, directors and officers must respect and obey the laws of the cities, states and countries in which we operate and the rules and regulations applicable to the Company's business. It is important that all associates and employees know enough about these laws, rules and regulations to determine when to seek advice from supervisors, managers or other appropriate personnel who should consult with the CFO or CEO as necessary or appropriate. Compliance with the law does not obviate the need to act with the highest honest and ethical standards.

      To promote compliance with laws, rules, regulations and the policies of the Company, including insider trading rules, other securities laws, and anti-discrimination and anti-harassment laws and policies, the Company has established various compliance policies and procedures and, where appropriate, may conduct information and training sessions.

      7.    CONFLICT OF INTEREST

      A "conflict of interest" exists when a person's personal private interest interferes in any way - or even appears to interfere in any way - with the interests of the Company. A conflict situation can arise when an associate, employee, officer or director takes actions or has interests in connection with or as a result of a material transaction or relationship that may make it difficult for him or her or others to perform work or make decisions objectively and effectively in the Company's interest. Conflicts of interest may also arise when an associate, employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Conflicts of interest, unless approved in accordance with this Code, as applicable, are prohibited as a matter of Company policy. Examples include the following:

            (a)   EMPLOYMENT/OUTSIDE EMPLOYMENT

      In consideration of their employment with the Company, employees are expected to devote their full attention to the business interests of the Company. Employees are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company. Our policies prohibit any employee from accepting simultaneous employment with a client, credit source, supplier, or competitor, or from taking part in any activity that enhances or supports a competitor's position. If you have any questions regarding this requirement, you should contact the Manager of Human Resources.

            (b)   OUTSIDE DIRECTORSHIPS

      It is a conflict of interest to serve as a director of any company that competes with the Company. Employees may not serve as a director of another company without first obtaining the approval of the Company's CEO. Directors of the Company are required to review with the Company's Board of Directors and the Company's Secretary other proposed directorships to confirm that accepting such directorship is consistent with the Company's Corporate Governance Guidelines.

            (c)   BUSINESS INTERESTS

      If you are considering investing in a client, credit source, supplier or competitor, great care must be taken to ensure that these investments do not compromise your responsibilities to the Company. The term "interest" includes any financial interest, direct or indirect, whether a stockholder, partner or other type of owner. Many factors should be considered in determining whether a conflict exists, including the size and nature of the investment; your ability to influence the Company's decisions; your access to confidential information of the Company or of the other company; and the nature of the relationship between the Company and the other company. The Audit Committee of the Company's Board of Directors and the CEO must approve in advance any such investment, other than purchases of not more than one-half of one percent of the total outstanding shares of such enterprise or entity if it is a publicly owned corporation. The term "publicly-owned corporation" means a corporation having a substantial number of stockholders and for which the shares are listed on a national securities exchange or are frequently traded on the over-the-counter market.

            (d)   RELATED PARTIES

      As a general rule, you should avoid conducting business or engaging in a transaction on behalf of the Company with a family member or significant other, or with a company or firm with which you or a family member or significant other is a significant owner or associated or employed in a significant role or position. "Family members" include any person related by blood, adoption or marriage, including grandparents, aunts, uncles, nieces, nephews, cousins, stepchildren, stepparents, and in-laws. "Significant others" include co-habitants, domestic partners, and persons with whom an employee has (or reasonably expects to have) a consensual romantic, sexual, intimate or dating relationship.

      The Audit Committee must review and approve in advance all material related party transactions or business or professional relationships. All instances involving such potential related party transactions or business or professional relationships must be reported to the CFO who will assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate. You must not enter into, develop or continue any such material transaction or relationship without obtaining such prior Audit Committee approval. The Company must report all material related party transactions and business or professional relationships under applicable accounting rules and the Securities and Exchange Commission's (the "SEC") rules and regulations. Any dealings with a related party must be conducted in such a way as to avoid preferential treatment and assure that the terms obtained by the Company are no less favorable than could be obtained from unrelated parties on an arm's-length basis.

      Conflicts of interest or the material nature of a transaction or relationship may not always be clear-cut; if questions arise, you should consult with management before entering into, developing or continuing a transaction that could reasonably be expected to give rise to a conflict of interest.

            (e)   OTHER SITUATIONS

      Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations. Any affiliate, employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the guidelines described in
Section 21 of this Code.

      8.    PROTECTION AND PROPER USE OF COMPANY ASSETS

      The Company is committed to the protection of its assets. Theft, carelessness, and waste have a direct impact on the Company's profitability. All associates, employees and officers have the responsibility to report to management the Company's vulnerability to theft and for recommending any controls necessary to reasonably protect company assets. In addition, associates, employees and officers are not authorized to use any merchandise, equipment, furnishings, or other item or property belonging to the Company or any of its divisions for any purpose other than the furtherance of the enterprise of the Company. This restriction applies especially to the use of such property for any purpose that is or could be competitive with the Company's interests. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section 21 of this Code.

      The theft or misuse of the Company's assets of any kind, no matter how slight, by anyone at any level is prohibited.

      The obligation of associates, employees, directors and officers to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

      Unauthorized duplication of copyrighted documents or computer software violates the law. You must neither engage in nor tolerate the making or using of unauthorized documents or software copies and must comply with all license and purchase terms regulating the use of any document or software. The Company will provide all documents and software needed to meet legitimate needs.

      9.    CHARITABLE CONTRIBUTIONS

      No associate, employee, director or officer may personally solicit contributions from any charity or similar organized endeavor unless approved by the Chief Executive Officer. Associates are permitted and encouraged to accept positions of responsibility in fund raising activities of well-organized and worthy charitable organizations, but the use of supplier lists for solicitations is strictly prohibited.

      10.   INSIDER TRADING

      Associates, employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information about the Company or any other company for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. Please refer to the Company's Statement of Company Policy Regarding Securities Trades. The purpose of such policy is to inform you of your legal responsibilities to make clear to you that the misuse of sensitive information is contrary to Company policies and to set forth procedures with respect to trading in the Company's securities.

      11.   PUBLIC DISCLOSURE

      The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the periodic reports and other information it files with or submits to the SEC and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company. In meeting such standards for disclosure, the Company's executive officers and directors shall at all times strive to comply with the Company's disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. The Company's CEO and CFO are responsible for establishing effective disclosure controls and procedures and internal controls over financial reporting within the meaning of applicable SEC rules and regulations. The Company expects the CEO and CFO to take a leadership role in implementing such controls and procedures and to position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.

      No associate, employee, officer or director should interfere with, hinder or obstruct the Company's efforts to meet the standards for public disclosure set forth above.

      12.   CORPORATE OPPORTUNITIES

      Associates, employees, officers and directors are prohibited from exploiting for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is fully disclosed to the Board of Directors and the Board of Directors declines to pursue such opportunity. No associate, employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Associates, employees, officers and directors owe a duty to the Company to advance the Company's legitimate interest when the opportunity to do so arises.

      13.   COMPETITION AND FAIR DEALING

      We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each associate, employee, director and officer should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, consultants, competitors and employees. No associate, employee, director or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

      14.   DISCRIMINATION AND HARASSMENT

      The diversity of the Company's employees is a tremendous asset. It is the Company's policy to provide equal employment opportunity for all applicants and employees. The Company does not unlawfully discriminate on the basis of race, color, religion, sex (including pregnancy, childbirth, or related medical conditions), national origin, age, disability, marital status, veteran status, or any other basis prohibited under federal, state or local law. In addition, the Company is committed to providing a workplace free of unlawful harassment. This includes not only sexual harassment, but also harassment on any of the bases set forth above. The Company strongly disapproves of and will not tolerate harassment of employees by managers, supervisors, co-workers or non-employees. Similarly, the Company will not tolerate harassment by its employees of non-employees with whom Company employees have a business, service, or professional relationship. For information about the Company's policies against discrimination and harassment, please refer to the Company's Employee Handbook.

      All of our employees deserve a positive work environment where they will be respected and we are committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from the fear of retribution.

      15.   HEALTH AND SAFETY

      The Company strives to provide each employee with a safe and healthful work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

      Violence and threatening behavior are not permitted, and the use of illegal drugs or alcohol in the workplace will not be tolerated. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol.

      16.   RECORD-KEEPING

      The purpose of this policy is to set forth and convey the Company's requirements in managing records, including all recorded information regardless of medium or characteristics. Records include paper documents, CDs, DVDs, computer hard disks, email, floppy disks, microfiche, microfilm or all other media. The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

      Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or contact the Company's CFO. Please refer to the Company's business travel policy for further information regarding business expenses.

      The Company's responsibilities to its stockholders and the investing public require that all of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

      Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. No record or document shall be destroyed which is the subject of a subpoena or other legal process or if there is a reasonable belief that litigation proceedings or government investigative proceedings are likely to occur and it is anticipated that such record or document is relevant to such proceedings. All employees are expected to comply with all federal, state and industry-specific record retention rules and requirements as well as the Company's record retention policies.

      17.   PAYMENTS TO GOVERNMENT PERSONNEL

      The Company encourages associates, employees, officers or directors, as individual citizens, to take an active interest in the political and governmental process. This interest may be evidenced in a variety of ways, such as voting, volunteering for campaigns, making personal contributions to candidates, and supporting efforts toward a particular referendum. However, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

      In addition, there are a number of federal and state laws and regulations regarding business gratuities which may be accepted by U.S. or state government personnel. The promise, offer or delivery to an official or employee of the U.S. government or a state government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. Local governments, as well as foreign governments, may have similar rules.

      The following are specifically prohibited:

   1) direct contribution of Company funds to a particular political candidate or office holder, or to any organization whose primary purpose is to support a particular candidate or political cause;

   2) political contributions through indirect channels such as suppliers, advertising agencies, law firms, etc.;

   3) use of the Company's resources (such as Company vehicles, stationery, suppliers, postage and time during working hours) to support a political candidate or cause; and

   4) reimbursement of individual political contributions through any subterfuge such as a salary increase and expense claims.

      You must consult with management if you have any questions or concerns.

      18.   WAIVERS OF THE CODE OF BUSINESS CONDUCT


      Any waiver of any provision of this Code for executive officers or directors must be approved by the Audit Committee and the Board of Directors and will be promptly disclosed as required by applicable securities law or stock exchange regulation. With regard to employees who are not executive officers, waivers must be approved by the CEO.

      19.   REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR; NO RETALIATION

      It is your obligation and ethical responsibility to help enforce this Code, and to that end, you should promptly report violations of this Code in accordance with the guidelines set forth in Section 21 of this Code. Associates, employees, directors and officers are encouraged to report to supervisors, managers or his or her Human Resources representative about observed or suspected illegal, improper or unethical behavior and when in doubt about the best course of action in a particular situation. Disclosures may be reviewed by the Manager of Human Resources and by the Chief Executive Officer to determine if a conflict of interest does exist. You should know that reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Company policy and is prohibited by a variety of state and federal civil and criminal laws including the Sarbanes-Oxley Act of 2002. Accordingly, it is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith by employees. Associates, employees, directors and officers are expected to cooperate in internal investigations of wrongdoing or misconduct.

      20.   ACCOUNTING COMPLAINTS

      The Company's policy is to comply with all applicable financial reporting and accounting regulations. If any director, officer, affiliate or employee of the Company has unresolved concerns or complaints regarding questionable accounting, internal control or auditing matters of the Company, then he or she is encouraged to submit those concerns or complaints in accordance with the Company's Complaint Procedures for Accounting and Auditing Matters.

      21.   COMPLIANCE PROCEDURES

      We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, you should keep in mind the following steps as you consider a particular problem or concern.

            (a) Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

            (b) Ask yourself: What specifically am I being asked to do or ignore? Does it seem illegal, unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it may very well be.

            (c) Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss your concerns.

            (d) You should report violations of this Code to or otherwise discuss your concerns in this regard with your supervisor or your Human Resources representative. In many cases, your supervisor will be more knowledgeable about the question or concern, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems. Supervisors and Human Resources representatives are obligated to report violations of this Code to the Audit Committee.

            (e) In the case where it may not be appropriate to report a violation to or discuss your concerns with your supervisor or your Human Resources representative, or where you do not feel comfortable approaching your supervisor to report a violation or discuss your concerns, you may report the violation or discuss your concerns with the CFO. If you prefer to report violations or your concerns in writing, on an anonymous basis, please address your concerns to our CFO at the following address: Citi Trends, Inc., 102 Fahm Street, Savannah, GA 31401.

            (f) Reports of violations of this Code or other complaints made to the persons referenced above will be reviewed by the Manager of Human Resources, the CFO or the CEO or a designee, who shall either (i) conduct an investigation of the facts and circumstances as he or she deems appropriate and report his or her conclusions and remedial actions taken, if any, to the Audit Committee or (ii) report the alleged violation or other complaint to the Audit Committee for further direction.

            (g) Your communications of violations or concerns will be kept confidential to the extent feasible and appropriate, and except as required by law.

            (h) All reports of violations of the Code will be promptly investigated and addressed. If you are not satisfied with the response, you may contact the Audit Committee directly.

            (i) Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

      22.   APPLICATION OF CODE OF BUSINESS CONDUCT/COMPLIANCE REQUIRED

      The Code applies to all associates, employees, directors and officers. All managerial and exempt associates, employees, directors or officers are to be provided with a copy of this Code.

      The matters covered in this Code are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees and associates to adhere to these rules in carrying out their duties for the Company.

      Any individual whose actions are found to violate these policies or any other policies of the Company will be subject to disciplinary action, up to and including immediate termination of employment or business relationship. Where the Company has suffered a loss, it may pursue its legal remedies against the individuals or entities responsible.

      This Code will be administered by the Manager of Human Resources and the Human Resources Department. A full disclosure of all reported conflicts and violations will be made to the Chief Executive Officer, Chief Financial Officer, and the Manager of Human Resources.

                                                                       EXHIBIT A

                        ACKNOWLEDGMENT OF RECEIPT OF CODE

                               OF BUSINESS CONDUCT

      I have received and read the Citi Trends, Inc. Code of Business Conduct (the "Code"). I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my position as an employee, associate, officer or director of the Company. I further agree to comply with the Code.

      I have disclosed on the next page of this acknowledgement form any possible violations of the Code, and I understand that I have the responsibility of informing the Manager of Human Resources, Chief Financial Officer or Chief Executive Officer of any additional possible conflicts as soon as possible after such a situation arises. I further understand that if a question concerning compliance with the Code should arise, I will promptly furnish a written statement outlining the details to the Manager of Human Resources. I acknowledge the right of the Chief Executive Officer to determine whether conflicts of interest do occur, and to take necessary steps to protect the interest of the Company.

      I further understand that my failure to properly disclose any conflicts of interest or other violations of this Code could result in actions of discipline, termination or other legal means by the Company as a protection of the Company's reputation.

      If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my position, I know I can consult my supervisor, my Human Resources representative, the Chief Financial Officer or the Chief Executive Officer knowing that my questions or reports to these sources will be maintained in confidence to the extent feasible and appropriate.

---------------------------------------------
Employee Name and store or cost center number

---------------------------------------------
Signature

---------------------------------------------
Date

Listed below are items, which I believe could be in conflict with this Code:

(Please indicate "None" if there are no items or potential or known conflict.)

Return this signed copy to the Manager of Human Resources in Home Office of Citi Trends, Inc.

                                       2